Exhibit 10.2

BUCKEYE PARTNERS, L.P.

UNIT DEFERRAL AND INCENTIVE PLAN

(As Amended and Restated, effective as of July 31, 2013)

BUCKEYE PARTNERS, L.P.

UNIT DEFERRAL AND INCENTIVE PLAN

(As Amended and Restated, effective as of July 31, 2013)

ARTICLE I
ESTABLISHMENT AND PURPOSE

The Buckeye Partners, L.P. Unit Deferral and Incentive Plan is intended to provide a select group of management and highly compensated employees of the Company and its Affiliates with the opportunity to exchange annual bonus compensation for Deferral and Matching Units that are all subject to a substantial, additional vesting requirement.  The purposes of the Plan are to attract and retain selected officers and key employees of the Company and its Affiliates and to enable such individuals to acquire or increase ownership interests in the Partnership.  The Plan is intended to provide benefits that are excluded from the definition of “deferred compensation” under Code section 409A pursuant to the exclusion for certain short-term deferral amounts applicable thereunder.  Capitalized terms, unless otherwise defined herein, shall have the meanings provided in Article II.

ARTICLE II
DEFINITIONS

Whenever used in this Plan, the following terms will have the respective meanings set forth below, unless the context clearly indicates otherwise:

“Administrator” shall mean the Committee.

“Affiliate” will have the meaning ascribed to such term in Rule 12b-2 of the General Rules under the Exchange Act.  Notwithstanding the foregoing, Buckeye Pipe Line Services Company shall be considered an Affiliate of the Company and any reference to an Affiliate in this Plan shall include an Affiliate of the Company or the Partnership, as applicable.

“Annual Bonus” shall mean any amounts payable to the Participant under the Buckeye Partners, L.P. Annual Incentive Compensation Plan or any similar incentive plan.

“Beneficiary” or “Beneficiaries” means the beneficiary or beneficiaries last designated in writing by a Participant in accordance with procedures established by the Administrator to receive distributions under the Plan following the Participant’s death.

“Board” means the Company’s Board of Directors as constituted from time to time.

“Cause” shall mean, except to the extent specified otherwise by the Administrator, a finding by the Administrator that the Participant (i) has materially breached his or her employment, severance or service contract with the Company, Partnership or Affiliate, (ii) has engaged in disloyalty to the Company, Partnership or Affiliate, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty, (iii) has disclosed trade secrets or confidential information of the Company, Partnership or Affiliate to persons not entitled to receive such information, or (iv) has breached any written non-competition, non-solicitation, invention assignment or confidentiality agreement between the Participant and the Company, Partnership or Affiliate.

“Change of Control” shall mean the occurrence of one or more of the following transactions:

(a)                                 the sale or disposal by the Partnership of all or substantially all of its assets; or

(b)                                 the merger or consolidation of the Partnership with or into another partnership, corporation, or other entity, other than a merger or consolidation in which the Unit holders immediately prior to such transaction retain at least a fifty percent (50%) equity interest in the surviving entity; or

(c)                                  the Company ceases to be the sole general partner of the Partnership;

(d)                                 the Partnership ceases to own, directly or indirectly, 100% of the outstanding equity interests of the Company; or

(e)                                  any person or “group” (within the meaning of the Exchange Act) collectively shall beneficially own and control, directly or indirectly, a number of Units that would entitle such person or group to vote Units representing, in the aggregate, more than fifty percent (50%) of the total number of outstanding Units that are entitled to vote and be counted for purposes of calculating the required votes and that are deemed to be outstanding for purposes of determining a quorum at any annual meeting of the limited partners of the Partnership or otherwise in the election of the Company’s Board.

“Change of Control Period” shall mean the period commencing on the date of a Change of Control and ending eighteen (18) calendar months following a Change of Control.

“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.

“Committee” means the Compensation Committee of the Board, or such other committee as determined by the Board.

“Company” means Buckeye GP LLC, a Delaware limited liability company, and any successor thereto.

“Deferral Amount” or “Deferral” shall mean that portion of a Participant’s Annual Bonus that is deferred in the form of Deferral Units that a Participant irrevocably elects to have, and is deferred, for any one Plan Year.

“Deferral Election” shall mean an Eligible Employee’s election to defer a portion of his or her Annual Bonus in the form of Deferral Units under the Plan on the form and in the manner prescribed by the Administrator and required by the terms of the Plan.

“Deferral Unit” means a unit of measurement, which is deemed solely for bookkeeping purposes under this Plan to be equivalent to one Unit.

“Disability” or “Disabled” means a Participant becoming disabled within the meaning of section 22(e)(3) of the Code, a long-term disability as determined under the long-term disability plan of the Company, the Partnership or an Affiliate, which is applicable to the Participant, or as otherwise determined by the Administrator.

“Distribution Equivalent Rights” means an amount determined by multiplying the number of Deferral Units and Matching Units credited to a Participant’s Unit Account, subject to adjustment under Section 8.2, by the per-Unit cash distribution, or the per-Unit fair market value (as determined by the Administrator) of any distribution in consideration other than cash, paid by the Partnership on its Units.

Eligible Employee” shall mean any Employee who (1) was an Eligible Employee for Plan Years prior to January 1, 2013, selected by the Administrator to participate in the Plan for any Plan Year prior to January 1, 2013, is employed by the Company on December 31, 2012 and has a base salary equal to or in excess of $150,000 for any Plan Year, or (2) for Plan Years on or after January 1, 2013, has a base salary equal to or in excess of $175,000 and is in Salary Grade 22 — Director Level or higher (or such other amount or Salary Grade level set from time to time by the Administrator) and, in the case of either (1) or (2), such Employee is selected by the Administrator to participate in the Plan in the Administrator’s sole and absolute discretion for the relevant Plan Year. The Administrator may also designate any Employee who does not meet the foregoing eligibility requirements as an Eligible Employee in its sole and absolute discretion.  Notwithstanding the foregoing, in the case (1), any Eligible Employee who terminates employment on or after January 1, 2013 and is later rehired by the Company must meet the eligibility requirements in (2).

“Employee” means a regular full-time salaried employee of the Company or an Affiliate who performs services directly or indirectly for the benefit of the Partnership.

“Employer(s)” shall mean the Company and any Affiliate (now in existence or hereafter formed or acquired) that have been selected by the Administrator to participate in the Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” of a Unit means the average, rounded to one cent ($0.01), of the highest and lowest sales prices thereof on the New York Stock Exchange on the day on which Fair Market Value is being determined, as reported on the Composite Tape for transactions on the New York Stock Exchange. In the event that there are no Unit transactions on the New York Stock Exchange on such day, the Fair Market Value will be determined as of the immediately preceding day on which there were Unit transactions on that exchange.  If a Unit is not publicly traded or, if publicly traded, is not subject to reported transactions as set forth above, the Fair Market Value per share shall be as determined by the Administrator through any reasonable valuation method.

“Good Reason” shall mean the occurrence, without the Participant’s express written consent, of any of the following events during the Change of Control Period:

(a)                                 a substantial adverse change in the Participant’s duties or responsibilities from those in effect on the date immediately preceding the first day of the Change of Control Period;

(b)                                 a material reduction in Participant’s annual rate of Base Salary or annual bonus opportunity as in effect immediately prior to commencement of a Change of Control Period; or

(c)                                  requiring Participant to be based at a location more than 100 miles from the Participant’s primary work location as it existed on the date immediately preceding the first day of the Change of Control Period, except for required travel substantially consistent with the Participant’s present business obligations.

Notwithstanding the foregoing, Participant shall not have Good Reason for termination unless (i) Participant gives written notice of termination for Good Reason within 30 days after the event giving rise to Good Reason occurs, (ii) the Company does not cure the action or failure to act that constitutes the grounds for Good Reason, as set forth in Participant’s notice of termination, within 30 days after the date on which Participant gives written notice of termination and (iii) Participant actually resigns within 60 days following the expiration of the Company’s 30-day cure period.

“LTIP” shall mean the Buckeye Partners, L.P. 2013 Long-Term Incentive Plan, including any amendments, modifications, or successors thereto.

“Matching Unit” means a notional Unit credited to a Participant’s Unit Account that is subject to service-based vesting restrictions.

“Participant” shall mean an Eligible Employee who has commenced participation in the Plan and whose Unit Account has not been fully distributed.

“Partnership” means Buckeye Partners, L.P., a Delaware limited partnership or any successor thereto.

“Plan” shall mean the Buckeye Partners, L.P. Unit Deferral and Incentive Plan set forth herein, as amended from time to time.

“Plan Year” shall mean a calendar year.

“Unit” means a unit representing a limited partnership interest in the Partnership.

“Unit Account” shall mean the unfunded bookkeeping account established and maintained by the Administrator for each Participant that is credited with Deferral Units and Matching Units.

“Vesting Date” shall mean the date a Participant’s Deferral Units and Vesting Units become vested in accordance with Section 5.7 of the Plan.

ARTICLE III
ADMINISTRATION

The Administrator shall have sole discretionary responsibility for the operation, interpretation, and administration of the Plan.  Any action taken on any matter within the discretion of the Administrator shall be final, conclusive, and binding on all parties.  In order to discharge its duties hereunder, the Administrator shall have the power and authority to remedy any errors, inconsistencies or omissions, to resolve any ambiguities, to adopt, interpret, alter, amend or revoke rules necessary to administer the Plan, to delegate its duties and to employ such outside professionals as may be required for prudent administration of the Plan.  The records of the Administrator with respect to the Plan shall be conclusive on all Participants, all Beneficiaries, and all other persons whomsoever.  The Administrator shall also have the right within the scope of his authority (if a designee of the Company) to enter into agreements on behalf of the Company necessary to administer the Plan.  Any Participant who is acting as Administrator shall not be entitled to vote or act on any matter relating solely to himself or herself.

ARTICLE IV
ELIGIBILITY AND PARTICIPATION

4.1.                            Eligibility.  Only Eligible Employees may become Participants.  Prior to each Plan Year, each Eligible Employee shall be notified as to eligibility to defer a portion of his or her Annual Bonus for that Plan Year in the form of Deferral Units.  For the avoidance of doubt, eligibility to defer Annual Bonus for one Plan Year shall not imply eligibility to defer Annual Bonus for a subsequent Plan Year.

4.2.                            Participation.  An Eligible Employee shall become a Participant by completing an election form and delivering it to the Company as specified in the Plan.  If the Administrator determines in good faith that a Participant is no longer an Eligible Employee, the Participant shall cease active participation in the Plan immediately and the terms of the Plan shall continue to govern the Participant’s Unit Account until his or her Unit Account has been paid in full.

ARTICLE V
DEFERRAL UNITS AND MATCHING UNITS

5.1.                            Deferral Elections.  Each Plan Year an Eligible Employee may, in accordance with procedures established by the Administrator in its sole discretion, elect to defer up to 50% of his or her Annual Bonus for that Plan Year to the Participant’s Unit Account in the form of Deferral Units.  Deferral Elections are effective on a Plan Year basis, and become irrevocable no later than the date specified by the Administrator but in any event before the beginning of the Plan Year that the Employer would otherwise have paid the Annual Bonus to the Participant but for the Participant’s Deferral Election.  For the avoidance of doubt, Deferral Elections generally must be completed on or before December 31 of the Plan Year prior to the scheduled payment date for the Annual Bonus.  For example, a Deferral Election with respect to an Annual Bonus amount payable for the 2012 Plan Year (otherwise payable in 2013) generally would need to be completed no later than December 31, 2012.   A Participant’s Deferral Election will become effective only if the forms required by the Administrator have been properly completed and signed by the Participant, timely delivered to the Administrator, and accepted by the Administrator.  A Participant who fails to file a Deferral Election before the required date will be treated as having elected not to defer any amounts for the Plan Year.  Deferrals are subject to the vesting and forfeiture conditions of Sections 5.7 and 5.8.

5.2.                            Deferral Limits.  The Administrator may change the maximum deferral percentage and establish minimum deferral percentages from time to time in its sole discretion.  Any such limits shall be communicated by the Administrator prior to the commencement of any election period.

5.3.                            Deferral Units.  The Administrator shall credit a Participant’s Unit Account with Deferral Units equal to the portion of his or her Annual Bonus that the Participant elected to defer.  The number of Deferral Units shall be determined by dividing the amount of Annual Bonus deferred by the Participant to his Unit Account by the Fair Market Value of a Unit on the date that the Employer would otherwise have paid the Annual Bonus to the Participant but for the Participant’s Deferral Election or such other date as determined by the Administrator in accordance with procedures governing grants under the LTIP.

5.4.                            Matching Units.  An Eligible Employee who elects to defer a portion of his or her Annual Bonus under the Plan shall be entitled to receive a Matching Unit for each Deferral Unit that is credited to a Participant’s Unit Account during a Plan Year.

5.5.                            Distribution Equivalent Rights.  Participants shall be entitled to Distribution Equivalent Rights with respect to the Deferral Units and Matching Units allocated to a Participant’s Unit Account as if each such Deferral Unit and Matching Unit had been a Unit.  Except as otherwise determined by the Administrator, Distribution Equivalent Rights shall be paid as soon as practicable following the payment of a distribution by the Partnership on its Units.  A Participant will receive the aggregate amount of the Participant’s Distribution Equivalent Rights in cash or Units as determined by the Administrator in its discretion.

5.6.                            Unit Accounts.

(a)                                 Establishment of Unit Account.  The Administrator will establish a Unit Account for each Participant who has elected to defer a portion of his or her Annual Bonus in Deferral Units.  Unit Accounts shall be credited as appropriate for Deferral Units and Matching Units, and debited for distributions from the Unit Account.

(b)                                 Timing of Credits.  The Administrator shall credit Deferrals to the Participant’s Unit Account not later than the end of the calendar year that the Employer would otherwise have paid the Annual Bonus to the Participant but for the Participant’s Deferral Election.  The Administrator shall credit Matching Units to a Participant’s Unit Account at such times and in such amounts as the Administrator determines.

5.7.                            Vesting.  Except as otherwise specified by the Administrator in its discretion, a Participant shall become vested as follows:

(a)                                 General.  A Participant shall become 100% vested in Deferral Units and Matching Units credited to his or her Unit Account during a Plan Year on December 15th of the second Plan Year that is after the Plan Year that the Deferral Units and Matching Units are credited to his or her Unit Account; provided that the Participant is continuously employed by, or continuously provides services to, the Company, Partnership or Affiliate through that date.  For example, Deferral Units and Matching Units that are credited to a Participant’s Unit Account in 2012 will vest on December 15, 2014 provided that the Participant is continuously employed by, or continuously provides services to, the Company, Partnership or Affiliate from the date that such Deferral Units and Matching Units are credited to his or her Unit Account until December 15, 2014.

(b)                                 Termination without Cause.  If a Participant’s employment is terminated by the Company, Partnership or Affiliate without Cause, such Participant’s unvested Deferral Units will immediately vest in full and unvested Matching Units will vest on a prorated basis, based on the portion of the vesting period during which the Participant was employed by the Company, Partnership or Affiliate.  For purposes of determining the number of Matching Units that become vested pursuant to this section, the vesting period commences on the January 1 of the Plan Year that the Company would otherwise have paid the Annual Bonus to the Participant but for the Participant’s Deferral Election and ends three years later.

(c)                                  Disability.  If a Participant is determined to be Disabled, such Participant’s unvested Deferral Units and Matching Units will immediately vest in full.

(d)                                 Death.  In the event of the death of a Participant while employed by the Company, Partnership or Affiliate, such Participant’s unvested Deferral units and Matching Units will immediately vest in full.

(e)                                  Change of Control.  In the event a Change of Control occurs while the Participant is employed by, or providing services to the Company, Partnership or Affiliate, and (i) the Participant is terminated without Cause during the Change of Control Period or (ii) the Participant resigns for Good Reason during the Change of Control Period, such Participant’s unvested Deferral Units and Matching Units will immediately vest in full.

5.8.                            Forfeiture.

(b)                                 If a Participant’s employment is terminated for Cause or voluntarily on the part of the Participant, any and all unvested Deferral Units and Matching Units shall be forfeited as of the date the Participant ceases to be employed by, or provide service to the Company, Partnership or Affiliate.

(c)                                  If a Participant’s employment is terminated without Cause, all unvested Matching Units that do not vest in accordance with Section 5.7(b) shall be forfeited as of the date the Participant ceases to be employed by, or provide service to the Company, Partnership or Affiliate.

5.9.                            Distribution.  Vested Deferral Units and Matching Units shall be distributed to the Participant (or in the case of a deceased Participant, the Participant’s Beneficiary) in a single lump sum payment as soon as reasonably practicable following the Vesting Date and in no event later than the later of the last day of the calendar year in which the Vesting Date occurs or two and one-half months following the Vesting Date.  Vested Deferral Units and Matching Units will be settled in Units reserved under the LTIP; provided, however, that the Administrator may in its sole discretion specify prior to an affected Deferral Election that with respect to particular Participants or Deferral Units settlement will or may be made by a cash payment in lieu of Units.  The amount of such cash payment shall equal the most recent Fair Market Value of a Unit as of the Vesting Date, multiplied by the number of Deferral Units and Matching Units to be paid in such manner.  Any distribution that complies with this section shall be deemed for all purposes to comply with the Plan requirements regarding the time and form of distributions.

ARTICLE VI
CLAIMS PROCEDURES

6.1.                            Exclusive Procedures.  This article sets forth the exclusive procedures by which claims under the Plan are to be made.  No legal action may be brought by any person claiming entitlement to payment under the Plan until after the claims procedures set forth herein have been exhausted.

6.2.                            Claim.  Any person who believes that he or she is being denied a benefit to which he or she is entitled under the Plan (hereafter referred to as a “Claimant”) may file a written request for such benefit with the Administrator setting forth the basis for the claim.

6.3.                            Determination; Notification.  Except as provided herein, within sixty (60) days of receiving the claim, the Administrator shall determine whether to grant or deny the claim and notify the Claimant in writing of the decision.  If the claim is granted, the Administrator shall commence payment in accordance with the provisions of Section 5.9.  If the claim is denied, in whole or in part, the Administrator’s notice to the Claimant shall:

(a)                                 explain the specific reasons for the denial;

(b)                                 refer to the specific Plan provisions on which the denial is based;

(c)                                  describe any additional material or information necessary for the Claimant to perfect the claim (if perfection of the claim is possible) and an explanation of why such material or information is necessary; and

(d)                                 explain the steps and time limit for requesting review of the claim.

If the Administrator determines that an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to termination of the original 60-day period.  In no event shall such extension exceed sixty (60) days from the end of such initial period.

6.4.                            Claim Review.  A Claimant (or his authorized representative) shall have sixty (60) days from the date the Administrator’s notice is mailed in which to file an appeal of the denial of his claim.  Any such appeal must: (a) be in writing; (b) request review of the Claimant’s claim; (c) set forth each ground on which the request for review is based and the facts in support thereof; and (d) provide any other comments the Claimant believes pertinent and helpful to his application.  The Claimant (or the Claimant’s duly authorized representative) may (i) request access to, and copies of, all documents, records, and other information relevant to the claim, which shall be provided to Claimant free of charge and (ii) submit written comments or other documents.  Any Claimant who fails to timely file such a written appeal shall be estopped and barred from any further challenge to the Administrator’s determination to deny his claim.

6.5.                            Review of Determination.  The Administrator shall complete its review and decide the appeal within sixty (60) days after the written request for review was received by the Administrator (or within one-hundred twenty (120) days if special circumstances require additional time, and if written notice of such extension and circumstances is given to the Claimant within the initial 60-day period).  In conducting its review, the Administrator may, in its sole discretion, require the Claimant to submit such additional documents or other evidence as the Administrator deems necessary or appropriate.  The Administrator’s decision shall be final and binding on all persons with respect to the Claimant’s appeal.  The Administrator shall notify the Claimant in writing that the claim has been allowed in full or that the claim has been denied, in whole or in part, and any denial notice must set forth:

(a)                                 Specific reasons for the decision;

(b)                                 Specific reference(s) to the pertinent Plan provisions upon which the decision was based;

(c)                                  A statement that Claimant is entitled to reasonable access to, and copies of, all documents, records or other information relevant to the claim upon request and free of charge; and

(d)                                 Such other matters as the Administrator deems relevant.

6.6.                            Reimbursement of Costs.  If the Company, an Affiliate, the Plan, a Claimant, or a successor in interest to any of the foregoing brings legal action to enforce any of the provisions of this Plan, the prevailing party in such legal action shall be reimbursed by the other party for the prevailing party’s costs, including, without limitation, reasonable fees of attorneys, accountants and similar advisors and expert witnesses.

ARTICLE VII
AMENDMENT AND TERMINATION

The Plan may be amended, suspended, or terminated at any time (in whole or in part) by action of the Board or the Committee, with or without prior notice; provided, however, that no such amendment, suspension or termination shall reduce any Participant’s Unit Account balances without the written consent of the affected Participant.  In the event of any suspension or termination of the Plan (or any portion thereof), Participants’ Unit Accounts shall continue to vest and be distributed in accordance with the Plan.

ARTICLE VIII
MISCELLANEOUS

8.1.                            FICA and Other Taxes. To the extent required by the law in effect at the time benefits are distributed, the Participant’s Employer shall withhold from any benefits to a Participant any employment or other taxes required to be withheld by the federal government or any state or local government in amounts and in a manner to be determined in the sole discretion of the Employer.

8.2.                            Adjustment of Number and Price of Units, Etc.  If there is any change in the number or kind of Units outstanding (i) by reason of a Unit distribution, spinoff, recapitalization, Unit split, or combination or exchange of Units, (ii) by reason of a merger, reorganization, consolidation or reclassification, or (iii) by reason of any other extraordinary or unusual event affecting the outstanding Units as a class without the Company’s receipt of consideration, or if the value of outstanding Units is substantially reduced as result of a spinoff or the Company’s payment of any extraordinary distribution, the kind and number of Units covered by Deferral Units and Matching Units to be issued or issuable under the LTIP, and the applicable market value of outstanding Deferral Units and Matching Units shall be required to be equitably adjusted by the Administrator to reflect any increase or decrease in the number of, or change in the kind or value of, issued Units to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the LTIP and such outstanding Deferral Units and Matching Units; provided, however, than any fractional Units resulting from such adjustment shall be eliminated.  Any adjustments determined by the Administrator shall be final, binding and conclusive.

8.3.                            Unsecured General Creditor.  Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of an Employer.  An Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

8.4.                            Unfunded Status of Plan.  The Plan is intended to constitute an “unfunded” plan.  Benefits payable hereunder shall be payable out of the general assets of the Company, and no segregation of any assets whatsoever for such benefits shall be made.  With respect to any payments not yet made to a Participant, nothing contained herein shall give any such Participant any rights to assets that are greater than those of a general creditor of the Company.

8.5.                            Designation of Beneficiary.  Each Participant may designate a Beneficiary or Beneficiaries (which Beneficiary may be an entity other than a natural person) to receive any payments which may be made following the Participant’s death.  Such designation may be changed or canceled at any time without the consent of any such Beneficiary.  Any such designation, change or cancellation must be made in a form approved by the Administrator and shall not be effective unless and until it is filed with the Administrator during the Participant’s lifetime.  If no Beneficiary has been named, or the designated Beneficiary or Beneficiaries shall have predeceased the Participant, the Beneficiary shall be the Participant’s estate.  If a Participant designates more than one Beneficiary, the interests of such Beneficiaries shall be paid in equal percentages, unless the Participant has specifically designated otherwise.

8.6.                            Nontransferability.  The right of a Participant, Beneficiary, or other person to any payment under this Plan shall not be assigned, alienated, transferred, pledged or encumbered.

8.7.                            No Rights to Employment.  This Plan does not confer nor shall it be construed as creating an express or implied contract of employment between any Participant and the

Company, Partnership, or Affiliate or other party. Nothing in the Plan shall interfere with or limit in any way the right of the Company, Partnership, or Affiliate to terminate any Participant’s employment at any time, nor confer upon any Employee any right to continue in the employment of the Company, Partnership, or Affiliate.

8.8.                            Employer’s Liability.  An Employer’s liability for the distribution of a Participant’s Unit Account shall be defined only by the Plan.  An Employer shall have no obligation to a Participant except as expressly provided in the Plan.

8.9.                            Payments to Minors and Incompetents.  If any person entitled to any payment under this Plan is, in the judgment of the Administrator, incapable of receiving such payment because of minority, illness, infirmity or other incapacity, the Administrator may pay the amount due such person to a duly appointed legal representative, if there is one, or, if none, to the spouse, children, dependents, or such other persons with whom the person entitled to payment resides.  Any such payment shall be a complete discharge of the liability of the Company, Partnership, Affiliate and the Plan with respect to such payment.

8.10.                     Furnishing Information.  A Participant or his Beneficiary will cooperate with the Administrator by furnishing any and all information requested by the Administrator and take such other actions as may be requested in order to facilitate the administration of the Plan and the distributions hereunder, including but not limited to taking such physical examinations as the Administrator may deem necessary.

8.11.                     Notice.  Any notice or filing required or permitted under the Plan shall be sufficient if in writing and if (a) hand-delivered or sent by telecopy; (b) sent by registered or certified mail; or (c) sent by nationally-recognized overnight courier.  Such notice shall be deemed given as of (i) the date of delivery if hand-delivered or sent by telecopy; (ii) as of the date shown on the postmark on the receipt for registration or certification, if delivery is by mail; or (iii) on the first business day after dispatch, if sent by nationally-recognized overnight courier.  In the case of the Company, mailed or couriered notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its General Counsel.  In the case of a Participant, mailed or couriered notice to a Participant or Beneficiary shall be directed to the individual’s last known address in the Employer’s records.

8.12.                     Code Section 409A.  All Plan benefits are intended to constitute short-term deferrals within the meaning of Code section 409A and shall be excepted from the applicable requirements of Code section 409A in accordance with the regulations issued thereunder, and the Plan shall be maintained, interpreted and administered accordingly. Notwithstanding the foregoing, to the extent that deferred compensation subject to the requirements of Code section 409A becomes payable under this Plan, all provisions of this Plan shall be construed and interpreted to comply with Code section 409A and applicable regulations thereunder and if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Code section 409A or regulations thereunder.  In addition, to the extent that deferred compensation subject to the requirements of Code section 409A becomes payable under this Plan to a “specified employee” (within the meaning of Code section 409A) on account of “separation from service” (within the meaning of Code section 409A), any such payments shall be delayed by six months to the extent necessary to comply with the requirements of Code section 409A, but not beyond the death of the Participant.  Nothing herein shall be construed as a guarantee of any particular tax treatment to a Participant.

8.13.                     Successors.  This Plan shall be binding upon and inure to the benefit of the Partnership, the Company, and their successors and assigns and the Participant and his or her heirs, executors, administrators and legal representatives.

8.14.                     Gender and Number.  Except when otherwise indicated by context, words in the masculine gender shall include the feminine and neuter genders, the singular shall include the plural, and the plural shall include the singular.

8.15.                     Headings.  The headings contained in this Plan are for convenience only and will not control or affect the meaning or construction of any of the terms or provisions of this Plan.

8.16.                     Invalid or Unenforceable Provisions.  If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof and the Administrator may elect in its sole discretion to construe such invalid or unenforceable provisions in a manner that conforms to applicable law or as if such provisions, to the extent invalid or unenforceable, had not been included.

8.17.                     Effective Date of Plan.  This Plan was originally effective as of December 16, 2009, was amended and restated, effective as of August 4, 2011 and January 1, 2013 and is hereby amended and restated, effective as of July 31, 2013.  The Plan shall remain in effect until the termination of the Plan by action of the Board or the Committee pursuant to Article VII.

8.18.                     Applicable Law.  The Plan shall be construed and administered in accordance with and governed by the laws of the State of Delaware, other than its laws respecting choice of law.

8.19.                     Entire Agreement.  This Plan constitutes the entire understanding and agreement with respect to the subject matter contained herein, and there are no agreements, understandings, restrictions, representations or warranties among any Participant and the Partnership, Company or Affiliates other than those set forth or provided for herein.